Exhibit 99.1

(1) The reporting person, Plainfield Special Situations Master Fund II Limited (the "Reporting Person"), is a private investment vehicle managed by Plainfield Asset Management LLC ("Asset Management"). Max Holmes, an individual ("Max Holmes"), is the chief investment officer of Asset Management. The securities described herein are directly owned by the Reporting Person, and are indirectly owned by Asset Management and Max Holmes. In addition to the securities described herein, the Reporting Person directly owns 104,298 shares of Class A Common Stock of the issuer, as disclosed in a Form 3 filed with the Securities and Exchange Commission on April 23, 2010, as further described in that certain Form 4 filed on February 16, 2010 with the securities and Exchange Commission by Max Holmes, Asset Management and certain of their affiliates (the "Reporting Person Class A Shares"). In aggregate, Asset Management and Max Holmes indirectly own (i) 926,700 shares of Class A Common Stock of the issuer
(including the Reporting Person Class A Shares) through their interests in the Reporting Person, Plainfield Capital Limited ("PCL"), Plainfield Special Situations Master Fund Limited ("PSSMF") and Plainfield OC Master Fund Limited ("POCMF"); and (ii) the 3.00% Convertible Senior Subordinated Notes due 2025 described herein (the "Notes") through their interest in the Reporting Person. Each of Asset Management, Max Holmes, PCL, PSSMF and POCMF disclaims beneficial ownership of all of the securities described herein, except to the extent to which each holds a pecuniary interest therein. The securities described herein were previously disclosed by the Reporting Person in a Form 3 filed with the Securities and Exchange Commission on April 23, 2010.